Exhibit 23.2


CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the use of our report in this Registration Statement of our report dated February 13, 1998 of Peterman State Bank for the year ended December 31, 1997 and to all references to our Firm included in or made a part of this Registration Statement.



                             /s/ARTHUR ANDERSEN LLP

Birmingham, Alabama
April 8, 1998